PROSPECTUS SUPPLEMENT NO. 6 (TO PROSPECTUS DATED MAY 6, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-259509

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This prospectus supplement updates and supplements the prospectus dated May 6, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-259509). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 30, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.
You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.
Our Common Stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “XOS” and “XOSWW,” respectively. On September 29, 2022, the closing price of our Common Stock was $1.27 and the closing price for our Public Warrants was $0.126.
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See the section entitled “Risk Factors” beginning on page 7 of the Prospectus, as updated and supplemented by the section entitled “Risk Factors” in this prospectus supplement and under similar headings in any further amendments or supplements to the prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 30, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2022

XOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39598	98-1550505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 Tyburn Street Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)

(818) 316-1890
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	XOS	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	XOSWW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Xos, Inc. (the “Company”) previously issued a convertible promissory note (the “Original Note”) to Aljomaih Automotive Co. (“Aljomaih”) on August 11, 2022, pursuant to the note purchase agreement, dated August 9, 2022, by and between the Company and Aljomaih. On September 28, 2022, the Company and Aljomaih agreed to amend and restate the Original Note (the “Amended and Restated Note”) to, among other things, adjust the calculation of the shares of the Company’s common stock issuable as interest (the “Interest Shares”). The Amended and Restated Note provides that if (x) the 10-day volume weighted average price ending on the trading day immediately prior to the applicable payment date (the “10-day VWAP”) is greater than or equal to the Nasdaq Minimum Price (as defined in the Amended and Restated Note) or (y) the Company has received the requisite approval from its stockholders to issue Interest Shares below the conversion price or to issue more than 19.99% of the outstanding shares of Common Stock at an issue price below the Nasdaq Minimum Price, the number of Interest Shares to be issued shall be calculated based on the 10‑Day VWAP; otherwise, the number of Interest Shares to be issued shall be based on the Nasdaq Minimum Price.
The foregoing description of the Amended and Restated Note is qualified in its entirety by reference to the full text of such agreement, which is attached to this Current Report on Form 8-K as Exhibit 4.1 and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Convertible Promissory Note, dated as of September 28, 2022, by and between Xos, Inc. and Aljomaih Automotive Co.
104	iXBRL language is updated in the Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2022

XOS, INC.

By:	/s/ Kingsley Afemikhe
Kingsley Afemikhe
Chief Financial Officer